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                                                                    EXHIBIT 23.2


                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Board of Directors
VF Corporation

Our audits of the consolidated financial statements referred to in our report dated February 4, 1999 appearing on page 33 of the 1998 Annual Report to Shareholders of VF Corporation (which report and consolidated financial statements are incorporated by reference in this Annual Report on Form 10-K) also included an audit of the financial statement schedule listed in Item 14(a)(2) of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.


/s/ PricewaterhouseCoopers LLP
Greensboro, North Carolina

February 4, 1999